Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and between
SUFFOLK BANCORP
and
PEOPLE'S UNITED FINANCIAL, INC.
_____________________
Dated as of June 26, 2016

TABLE OF CONTENTS
ARTICLE I

 THE MERGER
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	2
1.6	Purchaser Common Stock	3
1.7	Treatment of Company Equity Awards	3
1.8	Certificate of Incorporation of Surviving Corporation	4
1.9	Bylaws of Surviving Corporation	4
1.1	Tax Consequences	5
1.11	Bank Merger	5

ARTICLE II

 EXCHANGE OF SHARES

2.1	Purchaser to Make Shares Available	5
2.2	Exchange of Shares	5

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF COMPANY
3.1	Corporate Organization	8
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	14
3.7	Broker's Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal Proceedings	16
3.1	Taxes and Tax Returns	16
3.11	Employees and Employee Benefit Plans	17
3.12	Compliance with Applicable Law	20
3.13	Certain Contracts	21
3.14	Agreements with Regulatory Agencies	22
3.15	Risk Management Instruments	22
3.16	Environmental Matters	23
3.17	Investment Securities and Commodities	23
3.18	Real Property	24

i

3.19	Intellectual Property	24
3.2	Related Party Transactions	25
3.21	State Takeover Laws; Dissenters Rights	25
3.22	Reorganization	25
3.23	Opinion	25
3.24	Company Information	25
3.25	Loan Portfolio	26
3.26	Insurance	27
3.27	No Other Representations or Warranties	27
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority; No Violation	30
4.4	Consents and Approvals	31
4.5	Reports	31
4.6	Financial Statements	32
4.7	Broker's Fees	34
4.8	Absence of Certain Changes or Events	34
4.9	Legal Proceedings	34
4.1	Taxes and Tax Returns	34
4.11	Compliance with Applicable Law	35
4.12	Agreements with Regulatory Agencies	36
4.13	Related Party Transactions	37
4.14	State Takeover Laws	37
4.15	Reorganization	37
4.16	Purchaser Information	37
4.17	No Other Representations or Warranties	37

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Business of the Company Prior to the Effective Time	38
5.2	Company Forbearances	38
5.3	Purchaser Forbearances	41

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	42
6.2	Access to Information	44
6.3	Stockholders' Approval	45

6.4	Legal Conditions to Merger	46
6.5	Stock Exchange Listing	46
6.6	Employee Benefit Plans	46
6.7	Indemnification; Directors' and Officers' Insurance	49
6.8	Additional Agreements	50
6.9	Dividends	50
6.1	Acquisition Proposals	50
6.11	Public Announcements	52
6.12	Change of Method	52
6.13	Takeover Statutes	53
6.14	Exemption from Liability under Section 16(b)	53
6.15	Advice of Changes	53
6.16	Litigation and Claims	54
6.17	DRIP	54
6.18	No Control of Other Party's Business	54
6.19	Advisory Board	54

ARTICLE VII

 CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligation to Effect the Merger	54
7.2	Conditions to Obligations of Purchaser	55
7.3	Conditions to Obligations of the Company	56

ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1	Termination	57
8.2	Effect of Termination	58

ARTICLE IX

GENERAL PROVISIONS
9.1	Nonsurvival of Representations, Warranties and Agreements	60
9.2	Amendment	60
9.3	Extension; Waiver	60
9.4	Expenses	61
9.5	Notices	61
9.6	Interpretation	62
9.7	Counterparts	63
9.8	Entire Agreement	63
9.9	Governing Law; Jurisdiction	63
9.1	Waiver of Jury Trial	63
9.11	Assignment; Third Party Beneficiaries	64

9.12	Specific Performance	64
9.13	Severability	64
9.14	Delivery by Facsimile or Electronic Transmission	65
Exhibit A – Bank Merger Agreement

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	51
Adjusted Stock Award	4
affiliate	62
Agreement	1
Anti-Money Laundering Laws	21
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	5
BHC Act	8
business day	62
Certificate	2
certificates	2
Certificates of Merger	2
Chosen Courts	63
Closing	1
Closing Date	1
Code	1
Company	1
Company 401(k) Plan	48
Company Bank	5
Company Benefit Plans	17
Company Bylaws	9
Company Certificate	9
Company Common Stock	2
Company Contract	22
Company Disclosure Schedule	8
Company Equity Awards	3
Company Indemnified Parties	49
Company Insiders	53
Company Meeting	45
Company Owned Properties	24
Company Qualified Plans	18
Company Real Property	24
Company Regulatory Agreement	22
Company Reports	13
Company Restricted Stock Award	3
Company SAR	3
Company Stock Option	3
Company Stock Plans	4
Company Subsidiary	9
Confidentiality Agreement	45
Continuing Employees	46
control	9

v

CRA	20
Delaware Secretary	2
DGCL	1
dollars	63
DRIP	10
DSPP	4
Effective Time	2
Enforceability Exceptions	11
Environmental Laws	23
ERISA	17
ERISA Affiliate	19
ESPP	4
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	10
Federal Reserve Board	8
GAAP	9
Governmental Entity	12
Intellectual Property	24
IRS	16
knowledge	62
Liens	11
Loans	26
made available	62
Material Adverse Effect	9
Merger	1
Merger Consideration	2
Multiemployer Plan	19
NASDAQ	7
New Plans	47
New York Secretary	2
Notifying Party	53
NYBCL	1
OCC	12
PBGC	18
Per Share Stock Consideration	4
Permitted Encumbrances	24
person	62
Premium Cap	49
Proxy Statement	12
Purchaser	1
Purchaser 401(k) Plan	48
Purchaser Bank	5
Purchaser Bylaws	4

Purchaser Certificate	4
Purchaser Common Stock	2
Purchaser Disclosure Schedule	28
Purchaser Equity Awards	29
Purchaser Material Adverse Effect	28
Purchaser Preferred Stock	29
Purchaser Regulatory Agreement	37
Purchaser Reports	32
Purchaser Restricted Stock Award	29
Purchaser Share Closing Price	7
Purchaser Stock Plans	29
Purchaser Subsidiary	28
Regulatory Agencies	13
Representatives	50
Requisite Company Vote	11
Requisite Regulatory Approvals	44
Rollover Stock Award	4
S-4	12
Sarbanes-Oxley Act	13
SEC	12
Securities Act	13
SRO	13
Subsidiary	9
Superior Proposal	52
Surviving Corporation	1
Takeover Statutes	25
Tax	17
Tax Return	17
Taxes	17
Termination Date	57
Termination Fee	59
Willful Breach	59

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2016 (this "Agreement"), by and between Suffolk Bancorp, a New York corporation (the "Company"), and People's United Financial, Inc., a Delaware corporation ("Purchaser").
W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the "Merger"), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

 THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Company shall merge with and into Purchaser.  Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the "Closing Date").

1.3 Effective Time.  The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of New York (the "New York Secretary") and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in each case on the Closing Date (together, the "Certificates of Merger").  The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.4 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DGCL.

1.5 Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:
(a)
Subject to Section 2.2(e) and except as set forth in Section 1.7(c), each share of the common stock, par value $2.50 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 2.225 shares (the "Exchange Ratio" and such shares, the "Merger Consideration") of the common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock"); it being understood that upon the Effective Time, pursuant to Section 1.6, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b)
All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate", it being understood that any reference herein to "Certificate" shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive or, at Purchaser's option, evidence of shares in book entry form (collectively, referred to herein as "certificates"), (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)
Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

1.6 Purchaser Common Stock.  At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7 Treatment of Company Equity Awards.

(a)
At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plans, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a "Company Stock Option") shall fully vest and shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the quotient of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (B) the excess, if any, of the Per Share Stock Consideration over the exercise price per share of Company Common Stock of such Company Stock Option, divided by (ii) the Purchaser Share Closing Price, with cash payable in lieu of any fractional shares (such cash amount calculated in accordance with the methodology set forth in Section 2.2(e), mutatis mutandis).  The Surviving Corporation shall issue the consideration described in this Section 1.7(a), less applicable tax withholdings, within five (5) business days following the Closing Date.  Any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Stock Consideration shall be cancelled in exchange for no consideration.  Any stock appreciation right (a "Company SAR") granted in tandem with a Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled for no consideration immediately prior to the Effective Time.

(b)
At the Effective Time, except as set forth in Section 1.7(c), each share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (a "Company Restricted Stock Award", and together with Company Stock Options, "Company Equity Awards") shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration, with cash payable in lieu of any fractional shares (such cash amount calculated in accordance with the methodology set forth in Section 2.2(e), mutatis mutandis).  The Surviving Corporation shall issue the consideration described in this Section 1.7(b), less applicable tax withholdings, within five (5) business days following the Closing Date.

(c)
Each Company Restricted Stock Award granted following the date of this Agreement pursuant to Section 5.2(b)(iii) of the Company Disclosure Schedule that is outstanding immediately prior to the Effective Time (each, a "Rollover Stock Award") shall, as of the Effective Time, automatically be converted into the right to receive 2.225 restricted shares of Purchaser Common Stock, with any fractional shares rounded to the nearest whole number of shares (each, an "Adjusted Stock Award").  Each Adjusted Stock Award shall be subject to the same terms, conditions and restrictions (including any vesting conditions) as were applicable to the converted Rollover Stock Award immediately prior to the Effective Time.  No Adjusted Stock Award shall be subject to accelerated vesting upon or in connection with the transactions contemplated herein.

(d)
Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.7.

(e)
With respect to the Company's Employee Stock Purchase Plan (the "ESPP") and Director Stock Purchase Plan ("DSPP") the Board of Directors of the Company will adopt resolutions or take other actions as may be required to (i) cause the exercise (as of no later than ten business days prior to the date on which the Effective Time occurs) of any outstanding purchase right pursuant to the ESPP and DSPP, (ii) provide that no further purchase periods or purchase rights will be available under the ESPP or DSPP from and following the exercise contemplated by clause (i) and (iii) terminate the ESPP and DSPP (with such termination effective prior to the Effective Time).

(f)
At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(g)	For purposes of this Agreement, the following terms shall have the following meanings:

(i)	"Company Stock Plans" means the Amended and Restated Company 2009 Stock Incentive Plan and the 1999 Stock Option Plan.

(ii)	"Per Share Stock Consideration" means the product of (A) the Exchange Ratio times (B) the Purchaser Share Closing Price.

1.8 Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of Purchaser (the "Purchaser Certificate"), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of Purchaser (the "Purchaser Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Tax Consequences.  It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger.  Concurrently with the Merger or at such later time as Purchaser may determine, The Suffolk County National Bank of Riverhead, a national banking association and a wholly-owned Subsidiary of Company ("Company Bank"), will merge (the "Bank Merger") with and into People's United Bank, National Association, a national banking association chartered under the laws of the United States and a wholly-owned Subsidiary of Purchaser ("Purchaser Bank").  Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease.  The parties agree that the Bank Merger shall become effective concurrently with the Effective Time or at such later time as Purchaser may determine.  At such time after the date of this Agreement and prior to the Closing as Purchaser may request, Purchaser shall cause Purchaser Bank and Company shall cause Company Bank to enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit A (the "Bank Merger Agreement").  Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") concurrently with the Effective Time or at such later time as Purchaser may determine.
ARTICLE II

 EXCHANGE OF SHARES

2.1 Purchaser to Make Shares Available.  At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates  representing the shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a)
As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock (other than Company Restricted Stock Awards) immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)
No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c)
If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)
After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares (other than Company Restricted Stock Awards) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Purchaser Common Stock as provided in this Article II.

(e)
Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser.  In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share (after aggregating all Company Common Stock represented by the Certificates delivered by such holder) an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the NASDAQ Global Select Market ("NASDAQ") as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the "Purchaser Share Closing Price") by (ii) such aggregated fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)
Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)
Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration or any payments due to holders of Company Equity Awards, any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h)
In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the "Company Disclosure Schedule"); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company since December 31, 2013 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and is duly registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the Company and its Subsidiaries operate, or published interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on the Company's or its Subsidiaries' relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Purchaser, or (E) a decline in the trading price of the Company's common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (in each case it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on the Company has occurred); except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similar companies in the industries in which the Company and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Company to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or other person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions or (z) such first person otherwise controls.  As used in this Agreement, the word "control" and the correlative terms "controlling" and "controlled" mean, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  True and complete copies of the Certificate of Incorporation of the Company (the "Company Certificate") and the By-Laws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.

(b)
Each Subsidiary of the Company (a "Company Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof, (y) all persons (not including Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) more than 4.9% of a class of voting securities and (z) any "covered fund" (as defined in 12 C.F.R. §248.10(b)) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) any interest.

3.2 Capitalization.

(a)
The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, par value $2.50 per share.  As of the date of this Agreement, there are (i) 11,892,254 shares of Company Common Stock issued and outstanding, which number includes 116,095 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 2,165,738 shares of Company Common Stock held in treasury, (iii) 182,100 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options and Company SARs, (iv) 314,600 shares of Company Common Stock reserved for issuance under the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "DRIP"), (v) 120,982 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans and (vi) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote.  No trust preferred or subordinated debt securities of the Company are issued or outstanding.  Other than Company Stock Options and the Company Restricted Stock Awards, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements (A) obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities or (B) linked to, or based upon, the value of Company securities.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.  All grants of Company Equity Awards were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects.

(b)
The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Company Bank, as provided under 12 U.S.C. §55) and free of preemptive rights.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a)
The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company.  The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of seventy percent (70%) of the Company stock entitled to vote (the "Requisite Company Vote"), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole stockholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions")).

(b)
Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults, losses of benefit under, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC"), and the approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the FDIC and any other banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the "S-4") and declaration of effectiveness of the S-4, (f) the filing of the applicable Certificates of Merger with the New York Secretary pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5 Reports.

(a)
The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an "SRO") ((i) – (vii), collectively "Regulatory Agencies"), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2014, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)
An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since December 31, 2014 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports") is publicly available.  No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2014, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6 Financial Statements.

(a)
The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  BDO USA, LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)
The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  To the knowledge of the Company, there is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)
Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker's Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.  The Company has previously made available to Purchaser a true and complete copy of any agreements with Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a)	Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)
Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 3.8 of the Company Disclosure Schedule, since December 31, 2015 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a)
Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacities as such) or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)
There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a)
Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of the Company and its Subsidiaries has withheld and paid all material Taxes (determined both individually and in the aggregate) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects.  The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.  The Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a "listed transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(2).  At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)
Since its formation, Suffolk Greenway, Inc. has validly qualified as a real estate investment trust within the meaning of Section 856 of the Code (and any similar provisions of state or local law) and has complied in all material respects with the requirements of Sections 856 through 860 of the Code (and any similar provisions of state or local law).

(c)
As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(d)
As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11  Employees and Employee Benefit Plans.

(a)
Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  For purposes of this Agreement, "Company Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, pension, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to (or required to be contributed to) or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any direct or contingent liability, excluding, in each case, any Multiemployer Plan.

(b)
The Company has heretofore made available to Purchaser true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Company Benefit Plan.

(c)
Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d)
Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans").  The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)
With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company:  (i) no such Company Benefit Plan is in "at-risk" status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(f)
None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g)
Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)
Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(i)
Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(j)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes.

(k)
Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a)
The Company and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

(b)
Company Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, the "CRA") and has received a CRA rating of "satisfactory" or better in its most recently completed exam.

(c)
Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful payments, unlawful benefits, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful benefit or payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.  The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by the Company and its Subsidiaries with the foregoing.

(d)
The Company and its Subsidiaries are and since January 1, 2014 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money-laundering laws administered or enforced by any Governmental Entity (collectively, "Anti-Money Laundering Laws") in jurisdictions where the Company and its Subsidiaries conduct business.  The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws in jurisdictions where the Company and its Subsidiaries conduct business.

(e)
The Company and each of its Subsidiaries have since January 1, 2014 properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.  None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects.

\
3.13 Certain Contracts.

(a)
Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries, or upon consummation of the Merger will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in such activities, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, or the guaranty of indebtedness of others by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $2,500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole or (vi) that is a vendor agreement or joint marketing agreement, including any consulting agreement, data processing, software programming or licensing contract, involving (A) the payment of more than $150,000 over the remaining term of the agreement (other than any such contracts which are terminable by the Company or any of its Subsidiaries on ninety (90) days' or less notice without any required payment or other conditions, other than the condition of notice) or (B) the payment of more than $150,000 payable as a result of the termination of the agreement or the consummation of the Merger.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries has received written, or to the Company's knowledge, oral notice of any violation of any Company Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)
In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company's knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised in writing, or to the Company's knowledge, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2014, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17 Investment Securities and Commodities.

(a)
Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries.  Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)
The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses and the Company and its Subsidiaries have, since January 1, 2014, been in compliance in all material respects with such policies, practices and procedures.  Prior to the date of this Agreement, the Company has made available to Purchaser the material terms of such policies, practices and procedures.

3.18 Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Company Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the "Company Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.  There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.  The Company has previously made available to Purchaser a true and complete list of all Company Real Property as of the date of this Agreement.

3.19 Intellectual Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries and (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary.  To the knowledge of the Company, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries, taken as a whole.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.21 State Takeover Laws; Dissenters Rights.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any "moratorium," "control share acquisition," "fair price," "business combination" or other anti-takeover law (including Section 912 of the NYBCL) (any such laws, "Takeover Statutes").  No appraiser's or dissenter's rights will be available to holders of shares of Company Common Stock or any other securities of the Company in connection with the Merger.

3.22 Reorganization.  The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23 Opinion.  Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Company Information.  The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Meeting, (b) the S-4, at the time the S-4 or any amendment or supplement thereto is declared effective under the Securities Act or at the time of the Company Meeting or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate to information supplied by Purchaser or its representatives in writing specifically for inclusion therein) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a)
As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2016, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2016, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries).  Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2016, were classified by the Company as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2016, is classified as "Other Real Estate Owned" and the book value thereof.

(b)
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)
Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any ongoing obligation to repurchase such Loans or interests therein, and the Company has not received written notice of any pending claim for any such repurchase.

(e)
There are no outstanding Loans made by the Company or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)
Neither the Company nor any of its Subsidiaries (i) is now nor has it ever been since December 31, 2014 subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) has received written notice of any claim, proceeding or investigation with respect thereto by any person.

3.26 Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not, and the Company has not received any notice to the effect that any of them are, in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  The Company has not relied on any representations and warranties of Purchaser other than the representations and warranties of Purchaser that are expressly set forth in Article IV.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (a) as disclosed in the disclosure schedule delivered by Purchaser to the Company concurrently herewith (the "Purchaser Disclosure Schedule"); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Purchaser Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Purchaser Reports filed by Purchaser since December 31, 2013 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a)
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and is duly registered with the Federal Reserve System.  Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.  As used in this Agreement, the term "Purchaser Material Adverse Effect" means any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Purchaser to timely consummate the transactions contemplated hereby.  True and complete copies of the Purchaser Certificate and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.

(b)
Each Subsidiary of Purchaser (a "Purchaser Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.

4.2 Capitalization.

(a)	The authorized capital stock of Purchaser consists of 1,950,000,000 shares of Purchaser Common Stock and 50,000,000 shares of preferred stock, par value

$0.01 per share ("Purchaser Preferred Stock").  As of the date of this Agreement, there are (i) 399,739,662 shares of Purchaser Common Stock issued and 310,938,535 shares of Purchaser Common Stock outstanding, including 911,147 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (a "Purchaser Restricted Stock Award"), (ii) 88,801,127 shares of Purchaser Common Stock held in treasury, (iii) 22,222,329 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (together with the Purchaser Restricted Stock Awards, the "Purchaser Equity Awards"), (iv) 15,812,826 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans and (v) except as set forth on Section 4.2(a) of the Purchaser Disclosure Schedule, no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding.  As used herein, the "Purchaser Stock Plans" shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception.  All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Purchaser may vote.  Except as set forth on Section 4.2(a) of the Purchaser Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding.  Other than the Purchaser Equity Awards and as set forth on Section 4.2(a) of the Purchaser Disclosure Schedule, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements (A) obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities or (B) linked to, or based upon, the value of Purchaser securities.  As of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser.  All grants of Purchaser Equity Awards were validly issued and properly approved by the board of directors of Purchaser (or a committee thereof) in accordance with the applicable Purchaser Stock Plan and applicable law, in each case in all material respects.

(b)
Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Bank, as provided under 12 U.S.C. § 55) and free of preemptive rights.  As of the date of this Agreement, no Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a)
Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser.  Except for the adoption and approval of the Bank Merger Agreement by Purchaser Bank and Purchaser as its sole stockholder, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b)
Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Certificate or the Purchaser Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults, losses of benefit under, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

                4.4                 Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC, and the approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the FDIC and any other banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (f) the filing of the applicable Certificates of Merger with the New York Secretary pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5 Reports.

(a)
Purchaser and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.  Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2014, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2014, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)
An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Purchaser or any of its Subsidiaries to the SEC since December 31, 2014 pursuant to the Securities Act or the Exchange Act (the "Purchaser Reports") is publicly available.  No such Purchaser Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2014, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.6 Financial Statements.

(a)
The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  KPMG LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c)
The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-

exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser's outside auditors and the audit committee of Purchaser's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser's ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser's internal controls over financial reporting.  To the knowledge of Purchaser, there is no reason to believe that Purchaser's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)
Since January 1, 2014, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7 Broker's Fees.  With the exception of the engagement of JPMorgan Securities LLC, neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a)	Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)
Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 4.8 of the Purchaser Disclosure Schedule, since December 31, 2015 through the date of this Agreement, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9        Legal Proceedings.

(a)
Except as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacities as such) or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)
There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

        4.10        Taxes and Tax Returns.  Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Purchaser and its Subsidiaries has withheld and paid all material taxes (determined both individually and in the aggregate) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects.  The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.  Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries).  Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a "listed transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(2).  At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Compliance with Applicable Law.

(a)
Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries.

(b)	Purchaser Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of "satisfactory" or better in its most recently completed exam.

(c)
Except as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect, none of Purchaser, or its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of Purchaser or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Purchaser or any of its Subsidiaries for unlawful contributions, unlawful payments, unlawful benefits, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Purchaser or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Purchaser or any of its Subsidiaries, or (f) made, offered, agreed, requested or accepted, or taken any act in furtherance of an offer, agreement, request or acceptance of, any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful benefit or payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Purchaser or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.  Purchaser and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Purchaser and its Subsidiaries with the foregoing.

(d)
Purchaser and each of its Subsidiaries have since January 1, 2014 properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.  None of Purchaser, any of its Subsidiaries, or any director, officer or employee of Purchaser or any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects.

4.12 Agreements with Regulatory Agencies.  Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a "Purchaser Regulatory Agreement"), nor has Purchaser or any of its Subsidiaries been advised in writing, or to Purchaser's knowledge, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement.

4.13 Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Purchaser Common Stock (or any of such person's immediate family members or affiliates)

(other than Subsidiaries of Purchaser) on the other hand, except those of a type available to employees of Purchaser or its Subsidiaries generally.

4.14 State Takeover Laws.  The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of the DGCL and any other Takeover Statutes.

4.15 Reorganization.  Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.16 Purchaser Information.  The information relating to Purchaser and its Subsidiaries which is provided in writing by Purchaser or its representatives specifically for inclusion in (a) the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Meeting, (b) the S-4, at the time the S-4 or any amendment or supplement thereto is declared effective under the Securities Act or at the time of the Company Meeting or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The S-4 (except for such portions thereof that relate to information supplied by the Company or its representatives in writing specifically for inclusion therein) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.17 No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.  Purchaser has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in Article III.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) the Company shall, and shall cause its Subsidiaries to, not knowingly take any action that would reasonably be expected to prevent or materially impair or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
(i)	adjust, split, combine or reclassify any capital stock;

(ii)
make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.10 per share of Company Common Stock with record and payment dates consistent with the comparable quarters in the prior year (subject to Section 6.9), (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case of this clause (C), in accordance with past practice and the terms of the applicable award agreement);

(iii)
grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, except, in each case, as set forth on Section 5.2(b)(iii) of the Company Disclosure Schedule;

(iv)
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except in each case, as set forth on Section 5.2(b)(iii) of the Company Disclosure Schedule, pursuant to the exercise of Company Stock Options or the settlement of Company Equity Awards in accordance with their terms or pursuant to the DRIP;

(c)
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness owed by any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement which are set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d)
except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)
terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business without material adverse changes of terms with respect to the Company or its Subsidiaries, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)
except as required under applicable law or the terms of any Company Benefit Plan in effect on the date of this Agreement, (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant except for increases in the ordinary course consistent with past practice for employees whose annual compensation is expected to be less than $150,000; (ii) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, except for (A) employment agreements terminable on less than thirty (30) days' notice without penalty or (B) severance agreements entered into with employees who are not executive officers in connection with terminations of employment, provided that such severance agreements do not provide severance payments or benefits any greater than the payments and benefits described in Section 6.6(a) of the Company Disclosure Schedule, in each case, in the ordinary course of business consistent with past practice; (iii) enter into, adopt or terminate any Company Benefit Plan or any agreement, trust, plan, fund or other arrangement that would constitute a Company Benefit Plan if it were in effect on the date of this Agreement, except as permitted by clause (ii); (iv) amend any Company Benefit Plan, other than amendments in the ordinary course of business that do not materially increase the cost to the Company of maintaining such Company Benefit Plan or providing benefits pursuant to such Company Benefit Plan; (v) fund any rabbi trust or similar arrangement; (vi) hire or terminate the employment of any officer or employee having a title of Senior Vice President or above, other than for cause; (vii) other than as required by GAAP, change any assumptions used to calculate funding or contribution obligations under any Company Benefit Plan, or increase or accelerate the funding rate in respect of any Company Benefit Plan; or (viii) enter into or adopt any collective bargaining agreement;

(g)
settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $125,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or any of its affiliates or affect the Merger;

(h)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

(i)	amend the Company Certificate or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)	merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

(l)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)	enter into any material new line of business;

(n)
make any loans or extensions of credit except in the ordinary course of business consistent with past practice or loans or extensions of credit in excess of $5,000,000 in a single transaction, in each case, except pursuant to existing commitments; provided, that Purchaser shall be required to respond to any request for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser;

(o)
make any material changes in its policies and practices with respect to (i) lending, underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies or securitization and servicing policies, in each case including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof and except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)
make, or commit to make, any capital expenditures in excess of $100,000 individually or $300,000 in the aggregate, except as contemplated in the capital expenditure budget set forth on Section 5.2(p) of the Company Disclosure Schedule;

(q)
other than in the ordinary course of business, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of any limitation period with respect to any claim or assessment of material Taxes; or

(r)	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)	amend the Purchaser Certificate or Purchaser Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b)	adjust, split, combine or reclassify any capital stock of Purchaser;

(c)
(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make loans, advances or capital contributions to, or investments in, any other person, in each case of clauses (i) and (ii), that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger;

(d)	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Purchaser;

(e)
knowingly take any action that would reasonably be expected to prevent or materially impair or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(f)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

(g)	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.

(a)
Purchaser and the Company shall promptly prepare and file with the SEC, no later than twenty (20) business days after the date of this Agreement, the Proxy Statement and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus.  Each of Purchaser and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the

Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its  stockholders.  Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)
The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and third parties.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.

(c)
Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)
In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall use its reasonable best efforts to  avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.

(e)
Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(f)
To the extent permitted by applicable law, Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g)
As used in this Agreement, the "Requisite Regulatory Approvals" shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the OCC and the FDIC; and (y) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except in the case of this clause (y) for any such authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of this clause (g), references to "the Company" in the definition of Material Adverse Effect shall be deemed to refer to "the Surviving Corporation").

6.2 Access to Information.

(a)
Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the Company, access, in each case solely for the purposes of verifying the representations and warranties of Purchaser in Article IV, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records.  Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser's or the Company's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)
Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 2, 2016, between Purchaser and the Company (the "Confidentiality Agreement").

(c)
No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

6.3 Stockholders' Approval.  The Company shall call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement.  The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt this Agreement and the transactions contemplated hereby.  The Company shall engage a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from Company stockholders relating to the Requisite Company Vote.  However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would reasonably be expected to violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of (including a copy of the most recent proposed acquisition agreement, if any), and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances), (ii) during such five (5) business day period, if requested by Purchaser, the Company and its Representatives shall engage in good faith negotiations with Purchaser and its Representatives to amend or modify this Agreement in such a manner that it would not reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to continue to recommend this Agreement as so amended or modified (provided that in no event shall the Company be obligated to enter into any such amendment or modification of this Agreement), and (iii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless reasonably be expected to violate its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from stockholders in favor of the Requisite Company Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4 Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing.  Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a)
During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Purchaser shall  or shall cause one of its Subsidiaries to provide the employees of the Company and its Subsidiaries who continue to be employed by Purchaser or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the "Continuing Employees"), solely during any period of employment of such Continuing Employees prior to the first anniversary of the Closing Date, with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time, (ii) short-term incentive compensation opportunity that is substantially comparable to the short-term incentive compensation opportunity (including equity awards that are granted in respect of such short-term incentive opportunity, regardless of the vesting period) provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time (which, for the avoidance of doubt, shall take into account any payments made to Continuing Employees pursuant to Section 6.6(f)), and (iii) other compensation, including long-term incentive opportunities, and employee benefits (other than severance benefits, which will be provided as set forth in last sentence hereof) that are no less favorable, in the aggregate, than the other compensation, including long-term incentive opportunities, and employee benefits (other than severance benefits) provided by Purchaser to similarly-situated employees of Purchaser, provided that, until such time as Purchaser can transfer the Continuing Employees to its corresponding benefit plans, providing other compensation, including long-term incentive opportunities, and employee benefits (other than severance benefits) no less favorable, in the aggregate, than those provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time shall be deemed to satisfy the requirements of this clause (iii).  Purchaser shall, or shall cause one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date severance benefits on terms consistent with the Amended and Restated Suffolk Bancorp / Suffolk County National Bank Severance Policy, in the form provided to Purchaser.

(b)
With respect to any employee benefit plans of Purchaser or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the "New Plans"), Purchaser shall or shall cause one of its Subsidiaries to:  (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible,  co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for the purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan or (z) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(c)
Purchaser shall, or shall cause one of its Subsidiaries to, assume and honor all Company Benefit Plans in accordance with their terms.  Purchaser hereby acknowledges that a "change in control" (or similar phrase) within the meaning of the Company Benefit Plans (to the extent they include such a definition or phrase) will occur at the Effective Time.

(d)
Prior to the Effective Time, the Company may establish a cash-based retention program in the aggregate amount of $1,250,000 to promote retention and to incentivize efforts to consummate the Closing, consistent with the terms and conditions set forth in Section 6.6(d) of the Company Disclosure Schedule.

(e)
If requested by Purchaser in writing at least twenty (20) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a "Company 401(k) Plan") to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that Purchaser requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Purchaser with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Purchaser) not later than two (2) days immediately preceding the Effective Time and (ii) the Continuing Employees of the Company shall be eligible to participate, effective promptly following the Effective Time, in a 401(k) plan sponsored or maintained by Purchaser or one of its Subsidiaries (a "Purchaser 401(k) Plan").  Purchaser and the Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Purchaser 401(k) Plan, to permit each Continuing Employee who is a participant in the Company 401(k) Plan to be eligible to commence participation in the Purchaser 401(k) Plan as of the Closing Date and make rollover contributions to the Purchaser 401(k) Plan of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Purchaser Common Stock or a combination thereof in an amount equal to the full account balance distributable to such Continuing Employee of the Company from a Company 401(k) Plan.

(f)
The Company shall have the right, immediately prior to the Effective Time, to pay to each participant in an annual bonus program for the calendar year in which the Closing occurs, a pro-rated bonus based on actual performance of the Company for the portion of such calendar year commencing January 1 through and including the Closing Date, with such bonus calculated in good faith in the ordinary course of business consistent with past practice.

(g)
Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the third sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors' and Officers' Insurance.

(a)
From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Purchaser shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.  Purchaser shall reasonably cooperate with the Company Indemnified Party in the defense of any such claim, action, suit, proceeding or investigation.

(b)
For a period of six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided, that Purchaser may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Purchaser shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then Purchaser shall cause to be maintained policies of insurance which, in Purchaser's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, the Company, in consultation with Purchaser, may (and at the request of Purchaser, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year "tail" policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.  If the Company purchases such a "tail policy," Purchaser shall maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder for such six-year period.

(c)
The obligations of Purchaser and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)
The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If Purchaser or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9    Dividends.  After the date of this Agreement, each of Purchaser and the Company shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.

6.10 Acquisition Proposals.

(a)
The Company agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; provided, that, prior to the adoption of this Agreement by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would reasonably be expected to violate its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Purchaser and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.  The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal.  The Company will promptly (and in any event within twenty-four (24) hours) advise Purchaser in writing following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of (including a copy of the most recent proposed acquisition agreement, if any), and the identity of the person making such inquiry or Acquisition Proposal), and will keep Purchaser reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal.  The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates and its and their Representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.  Unless this Agreement is contemporaneously terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement in respect of an Acquisition Proposal (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10(a)).  As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company.  As used in this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to the Company's stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal," the references to "25%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority."

(b)
Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company's stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements.  The Company and Purchaser shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Change of Method.  The Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by the Company's stockholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of the Company's stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.13 Takeover Statutes.  None of the Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.14 Exemption from Liability under Section 16(b).  The Company and Purchaser agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Company Insiders"), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.14.  The Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.15 Advice of Changes.  Purchaser and the Company (in such capacity, the "Notifying Party") shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on the Company, in the case of the Company, or a Purchaser Material Adverse Effect, in the case of Purchaser, or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in, if Purchaser is the Notifying Party, Sections 7.1 or 7.3, or if the Company is the Notifying Party, Sections 7.1 or 7.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.15 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied.

6.16 Litigation and Claims.  Each of Purchaser and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Purchaser or the Company, as applicable, threatened against Purchaser, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Purchaser, the Company or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby.  The Company shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Purchaser's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17 DRIP.  The Company shall take such actions as is necessary to provide that as of no later than three (3) business days prior to the Closing Date no further Company Common Stock will be purchased under the DRIP; provided that such cessation on further purchases following the Closing Date shall be conditioned upon the consummation of the Merger.

6.18 No Control of Other Party's Business.  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

6.19 Advisory Board.  At or promptly following the Effective Time, Purchaser shall establish a regional advisory board consisting of the members of the Board of Directors of the Company immediately prior to the Effective Time who wish to serve on such advisory board.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)	Stockholder Approval. This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote.

(b)	NASDAQ Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)	Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)
S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)
No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)
Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a Material Adverse Effect on the Surviving Corporation (provided that for purposes of this clause (y), references to "the Company" in the definition of Material Adverse Effect shall be deemed to refer to "the Surviving Corporation").  Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b)
Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)
Federal Tax Opinion.  Purchaser shall have received the opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and the Company, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)
Representations and Warranties.  The representations and warranties of Purchaser set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Purchaser Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to the foregoing effect.

(b)
Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(c)
Federal Tax Opinion.  The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

 TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated upon written notice (specifying the provision or provisions hereof pursuant to which such termination is effected) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a)	by mutual consent of Purchaser and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)
by either Purchaser or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)
by either Purchaser or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)
by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)
by Purchaser, but only prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Purchaser, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) the Company or its Board of Directors has breached in any material respect its obligations under the first sentence of Section 6.3 or the first or second sentences of Section 6.10; or

(f)
by either Purchaser or the Company if the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite Company Vote shall not have been obtained; provided that the Company may not terminate this Agreement under this Section 8.1(f) if it has not complied in all material respects with its obligations under Section 6.3 (including by complying with any adjournment or postponement obligations under Section 6.3).

8.2 Effect of Termination.

(a)
In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Common Stock and Company Equity Awards, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Company Equity Awards in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).  "Willful Breach" shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party's act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)
(i)
In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to the Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained at the Company Meeting (and all other conditions set forth in Sections 7.1(d), 7.1(e), 7.3(a) and 7.3(b) had been satisfied or were capable of being satisfied prior to such termination) or Section 8.1(f) or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a Willful Breach of this Agreement and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to sixteen million dollars ($16,000,000) (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "25%" shall instead refer to "50%".

(ii)
In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then the Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)
Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party's fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of monetary fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee, and the Company shall not be required to pay the Termination Fee on more than one occasion.

(d)
The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay the costs and expenses of Purchaser (including reasonable attorneys' fees and expenses) in connection with such suit.  In addition, if the Company fails to pay any amount due pursuant to Section 8.2(b), then the Company shall pay interest on such overdue amount at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and  except in the case of fraud or Willful Breach, shall be the sole and exclusive monetary remedy of Purchaser in the event of a termination of this Agreement under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

 GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.  Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and the Company.

9.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Suffolk Bancorp
4 West Second Street
Riverhead, NY  11901
Attention:  Howard C. Bluver
Facsimile:   (631) 727-2638
Email:    hbluver@scnb.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
 New York, NY  10019

Attention:  David E. Shapiro
         Raaj S. Narayan
Facsimile:   (212) 403-2000
Email:       deshapiro@wlrk.com
        rsnarayan@wlrk.com

(b)	if to Purchaser, to:

People's United Financial, Inc.
850 Main Street
Bridgeport, CT 06604
Attention:  Bob Trautmann, Senior Executive Vice President and
        General Counsel
Facsimile:   (203) 338-3600
Email:    Robert.Trautmann@peoples.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Lee A. Meyerson
         Elizabeth A. Cooper
Facsimile:         (212) 455-2502
Email:                lmeyerson@stblaw.com
        ecooper@stblaw.com

9.6 Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  References to "the date hereof" shall mean the date of this Agreement.  As used in this Agreement, the "knowledge" of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the "knowledge" of Purchaser means the actual knowledge of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule.  As used herein, (i) "business day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) "person" means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (iv) "made available" means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed or furnished by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the "transactions contemplated hereby" and "transactions contemplated by this Agreement" shall include the Merger and the Bank Merger.  The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to "dollars" or "$" in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a)
This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New York, without regard to any applicable conflicts of law).

(b)
Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court shall be unavailable, the U.S. district court for the District of Delaware or any other state court located Delaware (and in each case any courts from which appeals may be taken) (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, and subject to the right of the Company to enforce the rights of its shareholders and the holders of Company Equity Awards pursuant to Section 8.2(a), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14 Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SUFFOLK BANCORP

By: /s/ Howard C. Bluver
Name: Howard C. Bluver
Title: Chief Executive Officer & President

PEOPLE'S UNITED FINANCIAL, INC.

By: /s/ John P. Barnes
Name: John P. Barnes
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AGREEMENT OF MERGER
OF
THE SUFFOLK COUNTY NATIONAL BANK OF RIVERHEAD
WITH AND INTO
PEOPLE'S UNITED BANK, NATIONAL ASSOCIATION
THIS AGREEMENT OF MERGER, dated as of [●] (this "Agreement"), is made and entered into between People's United Bank, National Association, a national banking association ("Purchaser Bank"), and The Suffolk County National Bank of Riverhead, a national banking association ("SCNB").

WITNESSETH:
WHEREAS, Purchaser Bank, a national banking association duly organized and existing under the laws of the United States with its main office located at 850 Main Street, Bridgeport, Connecticut 06604, has authorized capital stock consisting of [●] shares of common stock, par value $[●] per share, of which [●] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, SCNB, a national banking association duly organized and existing under the laws of the United States with its main office located at 4 West Second Street, Riverhead, New York 11901, has authorized capital stock consisting of [●] shares of common stock, par value $5.00 per share, of which [●] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, People's United Financial, Inc. ("Purchaser") is the record and beneficial owner of all of the outstanding shares of common stock of Purchaser Bank;

WHEREAS, Suffolk Bancorp ("Suffolk") is the record and beneficial owner of all of the outstanding shares of common stock of SCNB;

WHEREAS, Purchaser and Suffolk are parties to an Agreement and Plan of Merger, dated as of June [26], 2016, as it may be amended from time to time (the "Parent Merger Agreement"), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Suffolk shall merge with and into Purchaser (the "Parent Merger"), whereby (i) the corporate existence of Suffolk shall cease and Purchaser shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Parent Merger and (ii) SCNB shall become a wholly owned subsidiary of Purchaser; and

WHEREAS, the respective boards of directors of Purchaser Bank and SCNB, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.  THE MERGER
A. Merger; Surviving Association
Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), SCNB shall be merged with and into Purchaser Bank, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a-1 and 12 U.S.C. § 1828(c) (said transaction, the "Merger") and the corporate existence of SCNB shall cease.  Purchaser Bank shall continue its corporate existence as a national banking association under the laws of the United States and shall be the national association surviving the Merger (the "Surviving Association").  The parties hereto intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.
B. Articles of Association and Bylaws
From and after the Effective Time, the Articles of Association of Purchaser Bank as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association until thereafter amended in accordance with their terms and applicable law.  From and after the Effective Time, the Bylaws of Purchaser Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until thereafter amended in accordance with their terms and applicable law.
C. Effective Time of the Merger
The Merger shall become effective at such time and date as are agreed to by Purchaser Bank and SCNB, subject to the approval of the Office of the Comptroller of the Currency (the "OCC"), or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the "Effective Time".
D. Effect of the Merger
As of the Effective Time, and in addition to the effects under applicable law, including without limitation 12 U.S.C. § 215a: (a) all assets and all rights, franchises and interests of SCNB in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Association by virtue of the Merger without any deed, conveyance or other transfer, and the Surviving Association, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by SCNB immediately prior to the Effective Time; and (b) the Surviving Association shall be responsible for all of the liabilities of every kind and description of SCNB existing as of the Effective Time.
E. Business of Surviving Association; Name and Offices
The business of the Surviving Association after the Merger shall be that of a national banking association with trust powers and shall be conducted at its main office and at all legally established branches.  Upon consummation of the merger, the name of the Surviving Association shall be "People's United Bank, National Association."  The main office of the Surviving Association shall be the main office of the Purchaser Bank located at 850 Main Street, Bridgeport, Connecticut 06604, pursuant to 12 U.S.C. § 1831u(d)(1).  The main office of SCNB and all branch offices of SCNB and Purchaser Bank that are in lawful operation immediately prior to the Effective Time shall

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be the branch offices of the Surviving Association upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by Purchaser Bank and applicable regulatory authorities after the Effective Time.
F. Directors and Executive Officers
Upon consummation of the Merger, the directors and executive officers of the Surviving Association shall be the persons serving as directors and executive officers of Purchaser Bank immediately prior to the Effective Time.  Directors and officers of the Surviving Association shall serve for such terms as are specified in the Articles of Association and Bylaws of the Surviving Association.
G. Treatment of Shares
At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (a) each share of SCNB common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Purchaser Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Association.
2. CONDITIONS PRECEDENT
The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
A. Shareholder Approval.  The Agreement shall have been ratified and confirmed by the sole shareholder of each of Purchaser Bank and SCNB at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.
B. Regulatory Approvals.  The parties shall have received (a) all consents, approvals and permissions and the satisfaction of all of the requirements

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prescribed by law, including, but not limited to, the consents, approvals and permissions of the OCC and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired; and (b) any necessary regulatory approval, including pursuant to 12 U.S.C. § 1831u(d), to operate the main office of SCNB and the branch offices of SCNB and Purchaser Bank as branch offices of the Surviving Association.
C. No Injunctions or Restraints.  There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.
D. Parent Merger.  The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.
3. TERMINATION AND AMENDMENT
A. Termination
Notwithstanding the approval of this Agreement by the shareholders of Purchaser Bank or SCNB, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.
B. Effect of Termination
In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Purchaser Bank or SCNB, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.
C. Amendment
This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.
4. MISCELLANEOUS
A. Representations and Warranties
Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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B. Further Assurances
If at any time the Surviving Association shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of SCNB as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of SCNB, as of the Effective Time, and thereafter the officers of the Surviving Association acting on behalf of SCNB, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.
C. Nonsurvival of Agreements
None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.
D. Notices
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) or by email (so long as such email states it is a notice delivered pursuant to this Section 4.D and a duplicate copy of such email is promptly given by one of the other methods described in this Section 4.D), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Purchaser Bank, to:
People's United Bank, National Association
850 Main Street
Bridgeport, CT 06604
Attention:  Bob Trautmann, Senior Executive Vice President and General Counsel
Facsimile:  (203) 338-3600
Email:  Robert.Trautmann@peoples.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Lee A. Meyerson
     Elizabeth A. Cooper
Facsimile:  (212) 455-2502
Email:   lmeyerson@stblaw.com
    ecooper@stblaw.com

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and
        if to SCNB, to:
The Suffolk County National Bank of Riverhead
4 West Second Street
 Riverhead, NY  11901
 Attention:  Howard C. Bluver
 Facsimile:  (631) 727-2638
 Email:  hbluver@scnb.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  David E. Shapiro
     Raaj S. Narayan
Facsimile:   (212) 403-2000
Email:  deshapiro@wlrk.com
   rsnarayan@wlrk.com

E. Governing Law; Waiver of Jury Trial
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, except to the extent federal law may be applicable.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
F. Successors and Assigns
This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.
G. Counterparts
This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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H. Entire Agreement
This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
I. Interpretation
The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  References to "the date hereof" shall mean the date of this Agreement.
J. Specific Performance
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
K. Severability
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
[Signature page follows]
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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:	PEOPLE'S UNITED BANK, NATIONAL ASSOCIATION

________________________ Name:	By ________________________ Name: Title:

ATTEST:	THE SUFFOLK COUNTY NATIONAL BANK OF RIVERHEAD

________________________ Name:	By ________________________ Name: Howard C. Bluver Title: Chief Executive Officer & President
[Signature Page to Agreement of Merger]

Unanimous Written Consent of
Sole Shareholder of
People's United Bank, National Association

The undersigned, a duly authorized executive officer of People's United Financial, Inc. (the sole shareholder of People's United Bank, National Association), hereby approves, ratifies and confirms the Agreement and Plan of Merger in all respects.

PEOPLE'S UNITED FINANCIAL, INC.
By: _____________________________
Name:
Title:

Unanimous Written Consent of
Sole Shareholder of
The Suffolk County National Bank of Riverhead

The undersigned, a duly authorized executive officer of Suffolk Bancorp (the sole shareholder of The Suffolk County National Bank of Riverhead), hereby approves, ratifies and confirms the Agreement and Plan of Merger in all respects.

SUFFOLK BANCORP
By: _____________________________
Name:
Title: